Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 14, 2014, except for Note 1, Note 12 and Note 21 as to which the date is April 28, 2014, relating to the consolidated financial statements of Top Ships Inc. and subsidiaries appearing in the Company’s 6-K dated June 27, 2014 and the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece

June 27, 2014